Exhibit 5.1

GRAUBARD MILLER

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

February 23, 2021

PAVmed Inc.

One Grand Central Place, Suite 4600

New York, New York 10165

Re:	Registration Statement

Ladies and Gentlemen:

We have acted as counsel for PAVmed Inc., a Delaware corporation (“Company”), in connection with the preparation of the Registration Statement on Form S-3 (“Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and sale by the Company of up to $8,904,800 in shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”).

The Shares are to be issued and sold by the Company pursuant to an underwriting agreement, dated February 23, 2021 (the “Underwriting Agreement”), being entered into by and between the Company and Cantor Fitzgerald & Co., as underwriter, which will be filed with the Commission as an exhibit on a Current Report on Form 8-K.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement, and the exhibits thereto; (b) the Underwriting Agreement; (c) the Company’s Certificate of Incorporation, as amended; (d) the Company’s Bylaws, as amended; (e) certain records of the Company’s corporate proceedings as reflected in its minute books; and (f) such statutes, records, and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinions hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and when sold and issued in accordance with the Underwriting Agreement against payment therefor, will be validly issued, fully paid and non-assessable.

No opinion is expressed herein other than as to the laws of the State of New York, the corporate law of the State of Delaware, and the federal law of the United States of America.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof, and incorporation by reference into the Registration Statement. We also consent to the use of our name as counsel to the Company and to all references made to us in the Registration Statement and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ GRAUBARD MILLER